Exhibit 10.1

VIA ELECTRONIC MAIL

March 31, 2025

Dear Rossann Williams,

Sweetgreen, Inc. (the “Company”) and you have made the decision to mutually terminate your employment. This separation agreement (“Agreement”) will confirm the terms of your separation on mutually agreeable terms as set forth below. You and the Company (collectively, the “Parties”) agree that this Agreement represents the full and complete agreement concerning your separation with the Company.

1.Last Day of Employment: Your last day of employment with the Company, and effective date of separation, will be the date the Consultant Agreement, attached to this Agreement as “Attachment A” is fully executed (“Separation Date”).

2.Consideration:
a.Provided that you (i) comply with your obligations under this Agreement including Paragraphs 6, 14 and 16, and (ii) timely sign and return this Agreement, the Company will provide you with the following “Consideration”:

i.The Company will contract with you as a Consultant immediately from your employment Separation Date (so there is no separation from service on said date and your existing equity awards continue to vest) through June 1, 2025 (“Consultant Period”) in accordance with the terms set forth in the Consultant Agreement, attached to this Agreement as “Attachment A”;

ii.The Company will also pay you a lump sum payment in the net amount of Twenty Five Thousand Six Hundred Fifty-Four Dollars ($25,654.08) which will be grossed-up to account for applicable federal and state taxes, so that you may elect COBRA continuation coverage under the Company’s group medical insurance plans in which you participated as of the Separation Date, and pay IGOE Administrative Services for your COBRA premium (subject to changes in such plans or coverage that are generally applicable to other employees and to the requirements of such plans and applicable laws) from this payment for a total of twelve (12) months. For the avoidance of doubt, to the extent you elect COBRA continuation coverage, you will be responsible for timely making all payments for such coverage; and

iii.The Compensation Committee of the Company’s Board of Directors shall extend the time for you to exercise your vested stock options until the earlier of (a) the one year anniversary of your Separation Date and (b) the maximum expiration date of the corresponding stock option. Both Parties agree and acknowledge that there may be tax implications to your vested and unvested stock options that result from subpart (i) and (iii) of this Paragraph 2(a) and the Company recommends you consult with a tax expert regarding said tax consequences. The Company acknowledges and agrees that you remain eligible to vest any equity awards scheduled to be vested during your Consultant Period.

b.Provided that you timely execute this Agreement as referenced in Paragraph 2(a), and provided that you timely execute the Supplemental Release Agreement attached as “Attachment B” to this Agreement after the Consultant Period but within the time period set forth therein, and do not thereafter revoke that Supplemental Release Agreement, the Company will provide you with the following as additional “Consideration,” following your Consultant Period:

i.The Company will pay you a lump sum payment in the gross amount of Ten Thousand Dollars ($10,000) for which it will issue a Form 1099. The Company will make this

Exhibit 10.1
payment to you within twenty (20) calendar days following the expiration of the revocation period set forth therein.

ii.The Company shall forgive your obligation to repay to the Company the Relocation Stipend pursuant to Paragraph 5 of that certain Executive Employment Agreement, dated as of February 5, 2024, between you and the Company.

3.Withholding on Payments: Taxes, applicable withholding, and authorized or required deductions will be deducted from payments made to you in Paragraph 2(a)(ii) of this Agreement.

4.Employee Benefits: With the exception of Company-paid medical/hospitalization/ dental/vision insurance, any employee benefits, including but not limited to short-term disability insurance coverage, workers’ compensation insurance, fitness reimbursement, telephone reimbursement, and 401(k) plan participation, have terminated effective on your Separation Date. If enrolled, Company-paid medical, hospitalization, dental, and/or vision insurance terminated effective the last day of the month in which your Separation Date occurred.

5.COBRA: Regardless of whether you sign this Agreement, you may elect to continue medical, dental and vision insurance coverage at your own expense after your Separation Date, pursuant to a federal law known as COBRA. You will receive under separate cover information and enrollment forms regarding continuing insurance coverage pursuant to COBRA. Additionally, you may have other options available to you when you lose group health plan coverage, such as through the Health Insurance Marketplace, through a spouse’s plan or under Medicare. You are responsible for your selection of health insurance coverage following your Separation Date, and the Company has no obligation or liability with respect to such coverage.

6.Reimbursement of Business Expenses: You agree to submit to the Company’s Finance Department, no later than one week after the Separation Date and prior to the Company’s requirement to provide the Consideration set forth in Paragraph 2 of this Agreement, appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company prior to the Separation Date, and the Company will reimburse you in accordance with Company policy.

7.Equity Awards: Your stock options and/or restricted stock units will be governed by the terms of the Company’s 2009 Stock Plan, as amended, the Company’s 2019 Equity Incentive Plan, or the Company’s 2021 Equity Incentive Plan, as applicable (the “Equity Plans”). Any stock options or restricted stock units which are not vested as of the end of the Consultant Period shall be forfeited. Except as otherwise provided in the applicable Equity Plan(s) and subject to Paragraph 2(a)(iii) of this Agreement, you may exercise vested stock options at any time through the earlier of (a) the date which is three (3) months following the end of your Consultant Period and (b) the expiration date of the corresponding stock option, in accordance with the terms of the applicable Equity Plans and the applicable Notice(s) of Grant of Stock Option. Both Parties acknowledge and agree that your transition from an employee of the Company to a consultant for the Company may impact the tax treatment of your equity awards (including with respect to any incentive stock options that you may have received from the Company), and that the Company has recommended that you consult with a tax professional prior to your execution of this Agreement.

8.Transition: After your Separation Date, you agree that you shall be available, upon reasonable notice, and for a reasonable time, to respond to questions and provide assistance to the Company regarding any Company business that occurred prior to your Separation Date.

9.Acknowledgment: The Parties expressly understand and agree that absent this Agreement, you would not otherwise be entitled to the Consideration specified in Paragraph 2 of this Agreement.

10.Release of Unknown Claims: Both Parties hereby agree that all rights under Section 1542 of the Civil Code of the State of California are hereby waived by you. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or settlement with the debtor or released party.

Exhibit 10.1

11.General Release of All Claims: Except as otherwise specifically stated in Paragraph 13 of this Agreement:

a.You, in exchange for the Consideration as set forth in this Agreement, release the Company, and its current and former corporate parents, subsidiaries, affiliates, predecessors, successors and assigns, and its and their officers, directors, trustees, employees, representatives, agents, and trustees of any benefit funds administered on their behalf (hereinafter collectively referred to as “Releasees”), from any and all claims that may legally be waived by private agreement, known or unknown, including but not limited to those related to your employment or otherwise, from the beginning of time through the date that you sign this Agreement.

b.Both Parties understand and agree that you are releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for breach of contract, retaliation or whistleblowing, personal injury, wages, benefits, defamation, wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Family and Medical Leave Act; the Genetic Information Non-Discrimination Act; the Occupational Safety and Health Act; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the Consolidated Omnibus Budget Reconciliation Act; and any other federal, state, local or foreign laws or regulations, all as amended), executive or court order, contract (express or implied), constitutional provision, common law, tort, public policy or otherwise, from the beginning of time through the date that you sign this Agreement.

c.Both Parties understand and agree that you are also releasing Releasees from any and all claims that may legally be waived by private agreement, including but not limited to claims for retaliation, discrimination and/or harassment in employment on the basis of race, color, creed, religion, national origin, alienage or citizenship, gender, sexual orientation, disability, genetic information, marital status, veteran’s status and any other protected grounds, including, but not limited to, any and all rights and claims you may have arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the California Fair Employment and Housing Act; and any other federal, state, local or foreign laws or regulations, all as amended, from the beginning of time through the date that you sign this Agreement.

d.The Company represents and warrants that as of the execution of this Agreement, it has no knowledge of any claims, debts, demands, damages, liabilities, judgments, or cause of action it may possess against you.

12.No Claims Filed: Except as otherwise provided in Paragraph 13 of this Agreement, you shall not file any action, suit, charge, complaint, claim, grievance, demand for arbitration or other proceeding against any of Releasees, either individually or as a member of a class in any class or collective action, in any court or other forum with regard to any claim, demand, liability, obligation or matter that have been released by this Agreement. Except as otherwise provided in Paragraph 13 of this Agreement, you hereby represent that no action, suit, charge, complaint, claim, grievance, demand for arbitration or other proceeding is pending against any of Releasees in any court or other forum relating directly or indirectly to your employment with the Company, separation from employment, or otherwise.

13.No Interference with Rights: The Parties agree that nothing in this Agreement shall be construed to prohibit you from challenging illegal conduct and/or engaging in protected and/or concerted activity, including without limitation filing a charge or complaint with, and/or participating in any investigation or proceeding conducted by, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety and Health Administration, and/or any other federal, state or local government agency. Further, the Parties agree that nothing in this Agreement shall be construed or deemed to interfere with any protected right to file a charge or complaint with any applicable federal, state or local governmental administrative agency charged with enforcement of any law, or with any protected right to participate in an investigation or proceeding conducted by such administrative agency, or to recover any award offered by such administrative agency

Exhibit 10.1
associated with such charge or complaint. However, by signing this Agreement you understand that you are waiving your right to receive individual relief (including without limitation back pay, front pay, reinstatement or other legal or equitable relief) based on claims asserted in any such charge or complaint, except where such a waiver is prohibited and except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency. You understand that your release of claims as contained in this Agreement do not extend to any rights you may have under any laws governing the filing of claims for COBRA, unemployment, disability insurance and/or workers’ compensation benefits. You further understand that nothing herein shall be construed to prohibit you from: (a) challenging the Company’s failure to comply with its promises under this Agreement; (b) asserting your right to any vested benefits to which you are entitled pursuant to the terms of the applicable plans and/or applicable law; and, (c) asserting any claim that cannot lawfully be waived by private agreement, (d) exercising your rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; and/or (e) asserting any claim that may arise after the date this Agreement was signed.

14.Confidential Information and Return of Company Property:

a.Both Parties agree that you shall remain bound by your obligations and all of the terms under the Employee Confidentiality and Invention Assignment Agreement (the “NDA”) which you signed on February 2, 2024, and the terms of which shall continue in full force and effect. Except as otherwise provided in Paragraphs 13 and 14 of this Agreement, you agree that you shall not retain, use and/or disclose any confidential and/or proprietary information you learned or acquired while employed by the Company, including, but not limited to, personnel and compensation information other than your own (including with respect to information about the hiring of recruitment of prospective employment candidates of the Company); financial information and data; technical data and information; programmatic and operational information; client identities and information; marketing and/or expansion plans, data and information; recipes; business information; strategy; research; information related to the Company’s computer and/or communications systems; and/or information the nature of which would commonly be reasonably understood to be confidential (“Confidential and Proprietary Information”), except as required by law, including to any of your former employers prior to your employment with the Company. You further promise that you shall not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for your own or for any other person or entity’s benefit, any portion of the Confidential and Proprietary Information. You also promise that you shall not use any such Confidential and Proprietary Information to damage the Company, its interests or its clients, or any other person or entity with which the Company does business.

b.You certify that within three days following the Consultant Period: (i) you will return to the Company any and all Confidential and Proprietary Information and any and all other materials, documents and/or property belonging to the Company and/or any of its affiliated entities, including the originals and any and all copies thereof, whether in hard copy or electronic form, which were in your possession or under your control, including without limitation files, documents, lists, records, manuals, reports, software and hardware, laptops, printers, computers, cell phone, iPhone, tablet, blackberry or other PDA, keys, equipment, identification cards, access card, corporate credit cards, mailing lists, rolodexes, personnel information, electronic information and files, computer print-outs, and computer disks and tapes, all without any destruction, deletion, alteration or any other type of compromise, whether such data and/or property was in hard copy or electronic form, (ii) after returning such property to the Company, you will not retain any copies of any Confidential and Proprietary Information and/or any other materials, documents and/or property belonging to the Company and/or any of its affiliated entities, either at your home or elsewhere, (iii) you will permanently delete all Confidential and Proprietary Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices, and (iv) you will remain in strict compliance with the NDA, as well as your obligations under any applicable Company policies that may lawfully extend post termination of employment, including without limitation those restricting the use of Confidential and Proprietary Information and assigning intellectual property rights.

Exhibit 10.1
c.Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d.Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and in your NDA, you can provide confidential information to government agencies without risk of being held liable for liquidated damages or other financial penalties.

15.Confidentiality of Agreement: You agree that the terms of this Agreement (other than the fact of employment separation) are confidential. Except as otherwise provided in Paragraph 13 of this Agreement, you shall keep the terms of this Agreement strictly confidential and shall not tell anyone, including but not limited to any current, former or future employees and/or clients of the Company, and/or the press or media, about the existence of this Agreement or disclose any information contained herein, whether verbally, in a written publication, and/or electronically. Notwithstanding the foregoing, you may disclose such information to your immediate adult family members, lawyer, accountant, financial advisor, and/or as required by law in connection with a legal proceeding and/or governmental investigation. If you do tell your immediate adult family members, lawyer, and/or financial advisor about this Agreement or its contents, you must immediately instruct the person to whom the disclosure is made that the information disclosed must be kept strictly confidential and you shall be responsible for any breaches of confidentiality by such persons. Nothing herein shall limit or restrict the Company’s ability to disclose the terms of this Agreement and/or the terms of the Consultant Agreement as part of, or in connection with, any filing with the U.S. Securities and Exchange Commission, including but not limited to any Current Report on Form 8-K and any Definitive Proxy Statement on Schedule 14A.

16.No Negative Statements: Except as otherwise provided in Paragraph 13 of this Agreement, you agree that you shall not make, directly or indirectly, to any person or entity, including but not limited to the Company’s present, future, and/or former employees or clients, the Company’s Board members, any of your prior or future employers and/or the press or media, any negative or disparaging oral, written and/or electronic statements about Releaseesor your employment with and/or separation from employment with the Company, or do anything which damages Releasees or any of its and/or their services, reputation, good will, financial status, or business or client relationships. Nothing in this paragraph shall preclude you from testifying honestly if required by law to testify in a proceeding or from participating fully in a governmental investigation. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Sweetgreen agrees that it will instruct the following individuals not to make any negative or disparaging oral, written and/or electronic statements about you: Jonathan Neman, Nicolas Jammet, Nathaniel Ru, Mitch Reback and Bradley Singer.

17.Nonadmission of Wrongdoing: By entering into this Agreement, neither of the Parties admits, and each specifically denies, any liability, wrongdoing or violation of any law, statute, regulation, agreement or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of amicably resolving any and all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever between the Parties.

18.Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and the Chief Executive Officer of the Company, or his/her designee or successor.

19.Applicable Law: This Agreement shall be interpreted, enforced and governed under the laws of the state of California, and, with regard to Paragraph 22 of this Agreement, under the Federal Arbitration Act.

20.Severability: The Parties agree that in the event that any provision of this Agreement is declared to be invalid or unenforceable, the Agreement shall be reformed by the court so that it is enforceable to the maximum extent permitted by law, and that nothing shall invalidate or render unenforceable the remaining

Exhibit 10.1
provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

21.Entire Agreement: This Agreement contains the entire agreement between you and the Company and supersedes and replaces any prior agreements or understandings between you and the Company regarding your separation from the Company. For the avoidance of doubt, the following remain in full force and effect (i) your obligations under the NDA, which shall continue in full force and effect, and shall be incorporated as part of this Agreement and (ii) the parties agreement to arbitrate pursuant to the Mutual Agreement to Arbitrate Disputes signed by you on February 2, 2024.

22.Arbitration of Disputes:

a.Without in any way affecting the terms of Paragraph 11 of this Agreement, you and the Company agree that you hereby waive your right to a trial by a court or jury, and that any of the following types of disagreements, disputes or claims shall be resolved exclusively by binding arbitration by a single arbitrator in or near the city and in the state where you are currently employed or will be last employed by the Company (unless the parties jointly agree otherwise) in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter:

i.those arising out of or relating to the validity of this Agreement or how it is interpreted or implemented, provided that the resolution of any disagreement related to your eligibility for fringe benefits shall be subject to the terms of the benefit plans and the substantive provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA”).

b.Both you and the Company agree to bring any dispute covered by this Paragraph 22 in arbitration on an individual basis only, and not on a class or collective basis on behalf of others. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action, or as a member in any such class or collective proceeding and the and the arbitrator will have no authority to preside over any class and/or collective action (“Class Action Waiver”). The foregoing provisions of this Paragraph 22 shall not be construed to limit the Company's right to obtain relief under the following provisions of this paragraph relating to equitable remedies with respect to any matter or controversy subject to Paragraphs 14, 15, and 16 of this Agreement, and, pending a final determination by the arbitrator with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

i.Both Parties agree and acknowledge that the covenants contained in Paragraphs 14, 15, and 16 of this Agreement are reasonable and necessary for the protection of the Company’s legitimate business interests, and both Parties\ fully understand and freely enter into these covenants. Both Parties further acknowledge and agree that the Company would be irreparably injured by a violation by you of Paragraphs 14, 15, and/or 16 and both Parties agree that in the event of any such breach or threatened breach, the Company shall, in addition to any other remedies available to it, be entitled to: (i) a temporary restraining order and/or preliminary and/or permanent injunction, or other equivalent relief, restraining you from any actual or threatened breach of Paragraphs 14, 15, and/or 16, and (ii) recover damages from you, plus reasonable attorneys’ fees and costs.

ii.If any court or other tribunal refuses to enforce any of the covenants contained in Paragraphs 14, 15, and/or 16 of this Agreement, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder.

23.Acknowledgment: By signing this Agreement, you acknowledge that:

Exhibit 10.1
a.You have carefully read, and understand, this Agreement;

b.By this provision in the Agreement, you have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;

c.You understand that this Agreement is legally binding and, except as otherwise provided in Paragraph 13 of this Agreement, by signing it you give up certain rights, including your right to pursue any claims you had, have or may have had against Releasees;

d.You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;

e.You have not relied upon any representation, statement or omission made by any of the Company’s agents, attorneys or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those expressly stated in this Agreement;

f.Except as otherwise provided in Paragraph 13 of this Agreement, you have knowingly and voluntarily released Releasees from any and all claims you may have, known or unknown, in exchange for the Consideration you obtained by signing this Agreement, and acknowledge that said Consideration is in addition to any that you would have otherwise received if you did not sign this Agreement;

g.This Agreement does not waive any rights or claims that may arise after you sign this Agreement; and,

h.You may not sign this Agreement prior to the Separation Date. If you sign this Agreement prior to the Separation Date, this Agreement will immediately be null and void.

24.Return of Signed Agreement: You shall have ten (10) calendar days until April 10, 2025 to review and consider the terms herein and consult with an attorney if you so choose. If you do not sign the Agreement on or before April 10, 2025 after your receipt of this Agreement, this Agreement shall be deemed revoked, null, void and of no effect, and you shall have no entitlement to the Consideration as set forth in this Agreement. Any written modifications to the Agreement, material or otherwise, will not restart the ten (10) day total review period.

Sweetgreen, Inc.

By:
Name:	Jonathan Neman	Date
Title:	Chief Executive Officer

Rossann Williams	Date

Exhibit 10.1
ATTACHMENT A

CONSULTANT AGREEMENT

This Consultant Agreement (the “Agreement”) is made by and between Sweetgreen, Inc. (“Company”) and ROSSANN WILLIAMS (“you” or “Contractor”), effective as of the later of the two dates set forth on the signature page of this Agreement (the “Effective Date”).

Company desires to benefit from your expertise and experience by retaining you as a contractor, and you wish to perform consulting services for Company, as provided for below. Accordingly, Company and you agree as follows:

1.Engagement of Services. Subject to the terms of this Agreement, you agree to provide consulting services to Company as described in Exhibit 1 hereto (collectively, the “Services”) during the term of this Agreement. You agree to exercise diligence and the highest degree of professionalism in providing Services under this Agreement. You may not subcontract or otherwise delegate your obligations under this Agreement without Company's prior written consent. You shall perform all Services in compliance with all applicable laws.
2.Compensation. As sole compensation for the performance of the Services, Company will pay to you the amounts and on the schedule specified in Exhibit 1.

3.Independent Contractor Relationship. Your relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with Company and you. You are not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized to do so by an executive officer of Company. You are not entitled to and will be excluded from participating in any of Company’s fringe benefit plans or programs as a result of the performance of the Services (and Contractor waives the right to receive any such benefits). You are solely responsible for all tax returns, payments, or reports required to be filed with or made to any federal, state, local, or other applicable tax authority with respect to your performance of Services and receipt of fees under this Agreement, and shall indemnify and hold the Company harmless for any fees, penalties, interest, or other amounts incurred by the Company as a result of your failure to properly report or pay any applicable taxes. No part of your compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes.

4.Non-Disclosure of Proprietary Information. You recognize that you will be exposed to, have access to and be engaged in the development of information (including tangible and intangible manifestations) regarding the trade secrets, technology, strategic sales/marketing plans, intellectual property, and confidential business activities of the Company and/or the Affiliated Parties. At all times during your engagement and thereafter, you will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with this consulting relationship or services for the Company, or unless an officer of the Company expressly authorizes such in writing, or unless otherwise permitted or required by law. “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, samples, procedures and formulations for producing any such samples, media and/or processes, data, formulae, methods, software, source and object codes, programs, other works of authorship, know-how, improvements, discoveries, developments, developmental or experimental work, designs, and techniques; (b) information regarding the operation of the Company, including its products, services, marketing and business plans, budgets, accounts, financial statements, licenses, licensors, licensees, contracts, prices and costs, suppliers, and current or potential customers; (c) information regarding the skills, tasks and compensation of employees, contractors, and any other service providers of the Company; (d) the existence of any business discussions, negotiations, or agreements between any third party and the Company; and (e) and all other information that would reasonably be deemed as confidential. You also agree to hold in strictest confidence and not disclose any confidential information or trade secrets of any third-party obtained by you while providing services to the Company. Pursuant to the Defend Trade Secrets Act of 2016, Contractor understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a

Exhibit 10.1
complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

During your engagement by the Company, you will not improperly use or disclose confidential information or trade secrets, if any, of any former employer, entity, or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer, entity, or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer, entity, or person.

5.Assignment of Work Product. Contractor hereby assigns to the Company any and all right, title, and interest in and to any and all Work Product (and all intellectual property rights with respect thereto) made, conceived, reduced to practice, or learned by Contractor, either alone or with others, during the period of Contractor’s engagement by the Company, to the fullest extent permitted by law. You will execute such documents and perform such other acts as Company may reasonably request for use in applying for, assigning, obtaining, perfecting, evidencing, sustaining, and enforcing such Work Product As used in this Agreement, the term “Work Product” means any trade secrets, ideas, inventions (whether patentable or unpatentable), mask works, processes, procedures, formulations, formulas, software source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques, trademarks, manufacturing techniques, or other copyrightable or patentable works. Any assignment of Work Product (and all Intellectual Property rights with respect thereto) hereunder includes an assignment of all Moral Rights. You agree to disclose promptly in writing to Company, or any person designated by Company, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by you in the course of any work or Services performed for Company. You will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property rights and Moral Rights relating to the Work Product in any and all countries.

6.No Conflict of Interest. You agree during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with your obligations under this Agreement or the scope of services rendered for Company. In addition, you agree that, during the term of this Agreement, you will not perform, or agree to perform, any services for any third party that engages, or plans to engage, in any business or activity competitive with that of Company. You warrant that to the best of your knowledge, there is no other existing contract or duty on your part inconsistent with this Agreement. Nothing herein prohibits you from accepting employment that will begin after the termination of this Agreement or that can be performed without compromising the duties required of you under this Agreement.

7.Post-Engagement Restrictions. You agree that during the period of your engagement, and for the one year period after the date your engagement ends for any reason, you will not, as an officer, director, contractor, consultant, owner, partner, or in any other capacity, either directly or through others, except as authorized by the Company, solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to you to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company. Both parties agree that your breach of any of the promises or agreements contained in this Agreement will result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.Term and Termination. The term of this Agreement will begin as of the Effective Date and will automatically terminate on June 1, 2025, unless the length of the term of this Agreement is extended in a writing signed by both parties. Company may terminate this Agreement immediately upon your material breach of this Agreement. You may terminate this Agreement at any time upon 10 days’ prior written notice to Company. Upon termination by the Company only, the Company remains bound to pay the consideration set forth in Paragraph 2(b) of the Separation Agreement dated March 31, 2025. Upon termination by either party, the Company shall pay you the prorated compensation set forth in Exhibit 1 of this Agreement.

9.Return of Company Property. Unless otherwise authorized by Company, upon termination of the Agreement or earlier as requested by Company, you will deliver to Company any Company property in your possession, and any other documents or material containing or disclosing any Company Work Product.

Exhibit 10.1
10.Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with your engagement with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your engagement, services to the Company, or the termination of your engagement, including but not limited to statutory claims, will be resolved to the fullest extent permitted by law by final, in accordance with the Arbitration Agreement signed by you and the Company on February 2, 2024.

11.Company Policies. Contractor agrees to comply with the Company's Code of Business Conduct and Ethics, the Insider Trading Policy, and the Anti-Corruption Policy. A breach of any of these policies may be deemed a material breach of this Agreement.

12.Conduct Requirements. Contractor agrees to comply with the Company’s Anti-Harassment Policy. To the extent Contractor wishes to report harassment or any other conduct, they should report it to the People Team by submitting a ticket via the SG Support tile or by submitting a report via the All Voices tile, both tiles can be found on the Contractor’s Team Resources home page.

13.General Provisions.

13.1Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of California. The parties further agree that, as permitted by Section 10, any action or proceeding arising out of or related to this Agreement, or the transaction it contemplates, shall be brought in the state and federal courts located in Los Angeles, California, and consent to the sole and exclusive jurisdiction of such court.

13.2Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5, Section 7, Section 8, Section 9, Section 10, Section 11, and Section 13.

13.3Severability; No Assignment. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. This Agreement may not be assigned by you without Company’s consent, and any such attempted assignment shall be void and of no effect.

13.4Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.

13.5Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by you and the chief executive officer of Company.

Exhibit 10.1
In Witness Whereof, the parties have caused this Consulting Agreement to be executed by their duly authorized representative.

SWEETGREEN, INC.

By:
[sweetgreenSignerName_c2LN2ko]
(Printed Name)
Title:	[sweetgreenSignerTitle_aiKlO90]
Address:	3102 W 36th St., Los Angeles, CA 90018
Date:

ROSSANN WILLIAMS (“CONTRACTOR”)

By:

Address:	561 Capella Court, Palm Springs, CA 92264
Date:

Exhibit 10.1
EXHIBIT 1

SERVICES

Nature of Work:

Contractor will, at the discretion of the Company, perform up to 10 hours per month of Services for the Company, which Services will be focused on the following:
•successfully transition the job duties and responsibilities of the Chief Operating Officer; and
•otherwise make yourself available with reasonable advance notice to attend meetings and calls, as requested by the Company.

Compensation:

A.Fees. During the term of the Agreement, you shall be compensated at a flat fee rate of $5,000 per month (including the partial month of April 2025) for Services hereunder (for a total of $10,000 for the duration of the Consultant Period). You shall provide the Company with a Form W-9 prior to receiving any payment from the Company.

B.Invoices. You shall invoice the Company via email to the Company’s accounts payable department (accounts@sweetgreen.com) within five (5) days after the close of each month during the term of this Agreement, for Services rendered during that month. Such invoices shall list the dates covered by the invoice. Company shall pay net 20 calendar days from receipt of the invoice. If Contractor fails to provide an invoice to Company as required herein within thirty (30) days of the close of each month, Company shall not be liable for any such fee and/or amount.

C.Expenses. Company shall reimburse Contractor for, any expenses which have been preapproved in writing by the Company CEO.

Exhibit 10.1

ATTACHMENT B

[Omitted]